                 EXHIBIT (11) COMPUTATION OF PER SHARE EARNINGS
                                  (unaudited)



                                                          Three Months Ended
                                                      March 31           March 31
                                                         1994              1993
                                                         ----              ----
EQUIVALENT SHARES:

 Average shares outstanding                          352,972,879        347,379,209

 Additional shares due to:
 Stock options                                         3,309,018          3,268,492

 Series C Preferred shares                               870,968                 --
                                                     -----------        -----------

 Total equivalent shares                             357,152,865        350,647,701
                                                     ===========        ===========

ADJUSTED EARNINGS (in millions):

 Net income from Continuing
    Operations                                            $   36             $   59
 Less: Series B preferred stock dividends                     13                 13
                                                     -----------        -----------
 Adjusted net income from
    Continuing Operations                                     23                 46
 Income from Discontinued
    Operations                                                --                 --
 Cumulative effect of changes in
    accounting principles                                     --                (56)
                                                     -----------        -----------
 Adjusted net income (loss) after
    cumulative effect of changes
    in accounting principles                              $   23             $  (10)
                                                     ===========        ===========
EARNINGS (LOSS) PER SHARE

 From Continuing Operations                               $ 0.07             $ 0.14
 From cumulative effect of
    changes in accounting principles                          --              (0.16)
                                                     -----------        -----------

Earnings (loss) per share                                 $ 0.07             $(0.02)
                                                     ===========        ===========